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Exhibit 10.7

REP no. 102338	Folder no. 18000

FINANCE AGREEMENT
ITALIAN REPUBLIC

        Twentieth of July, two thousand and four

20 July 2004

        In Como, in my offices in Via Rubini 6

        Before me, Dr. Giorgio Miserocchi, notary public in Como, on the Como and Lecce Joint Register of Notaries Public, without the aid of witnesses, waived with my consent, the following parties:

        for "BANCA NAZIONALE DEL LAVORO S.p.A." with registered office in Via Vittorio Veneto 119, Rome, registered with the BNL Banking and Banking Group at the Bank of Italy, fully paid-up share capital EURO 1,613,633,258.16, tax code and registration number on the Rome Companies Register 00651990582, VAT number 00920451002, hereafter called "Bank",

  •
  GENNARO MASTELLONE, born in Naples on 20 July 1952;

  •
  ANDREA GIOVANNINI, born in Rome on 18 June 1972

        both domiciled for the purposes of this deed in Como, Piazza Cavour 32, in their functions as Executives with signatory powers for the Lombardy Area of the Bank, these powers being conferred by resolution no. 640 of the Board of Directors of Banca Nazionale del Lavoro S.p.A. passed on 15.5.2002—copy of the power-of-attorney being enclosed under letter "A" with the deed drawn up by myself on 10 February 2003, Rep. no. 100966/17091;

  •
  for GENTIUM S.p.A. with registered office in Villaguardia, Piazza XX Settembre 2, with share capital of Euro 5,000,000.00, tax code and registration number on the Como Companies Register 02098100130 (formerly 29927 at the Como Court) and no. 240386 on the Economic and Administrative Register, incorporated until 31 December 2050, as resulting from the resolution of the Shareholders Meeting on 31 December 2000, rep. no. 27586/4665 the minutes drawn up by Notary Public Enrico Belleza of Milan, registered in Milan at no. 1253 series I on 10.1.2001;

        (hereafter called the Debtor) Sig.ra.............

        Dr. LAURA IRIS FERRO, born in Milan on 3 August 1951, with domicile for the purpose of business at Villa Guardia, Piazza XX Settembre 2, at the company registered office, executive, in her capacity as Chairman of the Board of Directors, authorized to sign this deed by resolution of the Board of Directors dated 23.4.2002, the minutes of which are enclosed herewith under letter "A";

  •
  for SIRTON PHARMACEUTICALS S.P.A. (formerly CRINO Industria Farmacobiologia s.p.a.) with registered office in Villa Guardia, Piazza XX Settembre 2, with share capital of Euro 6,195,000.00—tax code and registration number on the Como Companies Register 01192270138 (formerly 12806 at the Como Court) and no. 172.507 on the Economic and Administrative Register, incorporated until 31 December 2050, as resulting from the Articles of Association dated 24 July 1980 no. 16994 drawn up by Notary Public Enrico Bevilacqua of Milan, registered in Milan at no. 18724 series I on 31 July 1980 (hereafter called the Mortgage Provider), Signor...........

        Dr. SAURO CARSANA, born in Grassobbio on 9 March 1953, with domicile for the purposes of business in Villa Guardia, Piazza XX Settembre 2, at the company registered office, industry executive in his capacity as Chairman of the Board of Directors, authorized to sign this deed by resolution of the Board of Directors on 24.5.2004 the minutes of which are enclosed herewith under letter "...";

  •
  for FINANZIARIA SIRTON S.P.A. with registered office in Villa Guardia, Piazza XX Settembre 2, with share capital of Euro 4,791,129, tax code and registration number on the Como Companies Register 00193780137 incorporated until 31 December 2050

        (hereafter called the "Guarantor") Signor..........

        Dr. ENRICO ZANZI, born in VARESE on 27 December 1928, with domicile for the purposes of business in Villa Guardia, Piazza XX Settembre 2, at the company registered office, industry executive, in his capacity as Director of the above company, authorized to sign this deed by resolution of the Board of Directors dated 24 May 2004, enclosed herewith under letter "C".

        The above parties, of whose identities, functions and powers I, Notary Public, am certain, have waived the presence of witnesses, with my consent, and hereby agree and covenant as follows:

Article 1
(Sum loaned)

1.
The "Bank" represented as specified above, grants the Debtor, represented as specified above, who accepts, a loan of Euro 2,000,000.00 (two million Euro and zero cents), in compliance with its Articles of Association and articles 10, 38 and subsequent articles of Leg. Dec. 385 of 1 September 1993 (Joint Banking and Credit text), to make up current assets.

2.
The loan is granted at the conditions and with the obligations specified by statutory requirements and the Civil Code, by this agreement, by receipts issued and the specifications of the agreement, signed by the parties and by myself, Notary Public, and enclosed herewith under letter "D", an integral and substantial part of this agreement, the parties declaring that they are aware of and approve the contents thereof.

Article 2
(Interest rate and commission)

1.
The "Debtor" shall pay the "Bank" interest calculated according to the number of days using 360 as the denominator, half-yearly at the end of the period, at the annual interbank rate for the Euro area ("EURIBOR"—Euro Interbank Offered Rate) at 6 months, increased by 0.20 (zero point two zero) percentage points. The rate will be increased by the spread of 1.20 (one point two zero) percentage points, in favour of the "Bank".

2.
For the first period of interest from the moment the loan is supplied until the due date for the first instalment, instead of the "EURIBOR" rate at 6 months, the "EURIBOR" rate shall be applied for the shorter duration of the period.

3.
The "EURIBOR" shall be the rate of short-term interbank deposits in Euro at 11.00 a.m. Central European Time, as declared by the Euribor Panel Steering Committee and disseminated via the main telecommunications circuits and published as a rule by the Economic daily Il Sole 24 Ore, two working days before the due date for the previous interest period. Should the due date fall on a holiday, the EURIBOR rate for the currency on the nearest working day afterwards shall be used (unless this is the last day of the month, in which case the rate for the currency on the nearest working day prior to the due date shall be used).

        The "Euribor" 6-month rate today is 2.186% (two point one eight six) annually.

4.
If the Euribor rate is not available for any given day for:

•
future sums to be provided, the sums shall be provided on the first working day after when the rate is made available;

•
for sums already provided, the corresponding value for the previous interest period shall be used.

5.
The Bank shall notify the Debtor before the due date for each instalment of the interest rate and the sum for the instalment which the Debtor shall pay.

6.
Upon underwriting this agreement, the Debtor shall also pay the Bank a commission of 0.10% (zero point one zero percent) of the loan sum.

7.
For this loan the synthetic cost parameter specified by regulations governing the transparency of contractual terms and banking/financial services, is 3.71% (three point seven one percent) as shown in the synthetic document enclosed herewith under letter "E". This figure shall be considered approximate, since the actual date for the provision of the loan is unknown.

Article 3
(Conditions for the loan provision and repayment)

1.
The loan shall be provided in one lump sum or in different instalments as the Bank sees fit, at the conditions specified in article 1 of this agreement.

2.
The loan shall be for 6 (six) years, inclusive of a pre-amortization period of 12 months and shall be used by 30 April 2005.

  The due dates for instalments and the date of the beginning of the pre-amortization period and the due dates for the first and last instalments shall be established when the repayment deed is signed.

3.
The loan shall be repaid in 10 (ten) 6-monthly instalments, comprising a constant portion of capital of Euro 200,000.00 (two hundred thousand and zero cents), plus the interest calculated at the applicable interest rate as specified in article 2 above.

4.
Interest in the pre-amortization period shall similarly be paid on a 6-monthly basis at the above-mentioned due dates, starting from the date of loan provision or, where the loan is provided in instalments, from the date of the provision of each instalment until the beginning of amortization, at the rate determined by calculation as specified in article 2 above.

Article 4
(Interest for default)

1.
Where payments are made after due dates, for whatsoever reason, and involving whatsoever capital sum, interest and associated charges, the Debtor shall pay default interest at the interest rate for the agreement plus five percent, not subject to periodic capitalization.

2.
Should the interest for default calculated as specified above be equal to, or exceed, the 3-monthly interest rate specified in Law 108/1996 ("Dispositions concerning usury"), for transactions under the "Mortgage" category, for every 3-month period in which the Debtor is in default, the annual rate of 5.805% (five point eight zero five percent) as specified in the Law shall be applied and the default interest rate shall not be lower than the rate specified in the agreement.

3.
Default interest shall be applied without formal notification, automatically as soon as the due date for payment of an instalment is not met, and the Bank may also terminate the agreement forthwith, if it sees fit, requiring the Debtor to repay capital, interest, charges and costs.

Article 5
(Property mortgage)

1.
For the purposes of guaranteeing the proper execution of this agreement and the enclosed specifications by the Debtor, and specifically the full repayment of the capital loaned as well as the payment of interest, including any default interest, and all charges and costs arising, the Debtor and Mortgage Provider shall allow the Bank to register a mortgage on their respective properties, as described at the bottom of this agreement, and to the land adjoining the properties, access routes, new constructions, enlargements and any other work carried out on the buildings and everything considered property under the law, including additional features brought onto the properties.

2.
The mortgage shall be registered at a value of Euro 3,360,000.00 (three million three hundred and sixty thousand zero cents), of which Euro 2,000,000.00 (two million zero cents) for capital, Euro 960,000.00 (nine hundred and sixty thousand zero cents) for interest for 3 years, including default interest, at the annual rate, for mortgage purposes only, of 16% (sixteen percent), and Euro 400,000.00 (four hundred thousand zero cents) for supplementary charges and costs (for example in the case of prior termination of the agreement through default, exchange rate risks and commission, and other risks in the case of loans provided in foreign currency; legal costs and the costs specified in para. 1 of article 2855 of the Civil Code; insurance premiums covering the risk of fire and lightning; the reimbursement of taxes) and anything else owed under this agreement and supplementary deeds, giving rise to payments and the issue of receipts.

3.
In compliance with para. 3 of article 39 of Leg. Dec. 385/1993, the mortgage, following application to the loan of the terms of the loan, as specified in article 2 of this agreement, the mortgage shall guarantee the Bank credit up to the sum owed under these terms.

4.
The Debtor and Mortgage Provider authorize the relevant Territorial Agency—Real Estate Service—to register the mortgage upon request and without liability to the Bank, with the relevant authorities.

5.
The Debtor and Mortgage Provider guarantee free and full ownership of the mortgaged properties to the Bank and the absence of restrictions such as liens and distraint on the properties with the exception of:

•
mortgage registered in Como on 25.11.1994 under no. 20363/3850 in favour of Banca Nazionale del Lavoro, in the name of CRINOS PHARMACEUTICALS S.P.A.

•
mortgage registered in Como on 26.11.1996 under no. 20963/3730 in favour of Banca Nazionale del Lavoro s.p.a. in the name of Crinos Industria Farmacobiologica s.p.a. following transfer of the mortgage without release of the original debtor (note 7343 of 26.9.2003)

•
mortgage registered in Como on 1.6.1999 under no. 11016/2938 in favour of Banca Nazionale del Lavoro s.p.a. in the name of Crinos Industria Farmacobiologica s.p.a. following transfer of the mortgage without release of the original debtor (note 29634/7344 of 26.9.2003)

•
mortgage registered in Como on 31.7.2003 under no. 25819/5003 in favour of Banca Nazionale del Lavoro s.p.a. in the name of Sirton Pharmaceuticals s.p.a.

Article 6
(Bank guarantee)

1.
The Guarantor shall provide an indivisible, joint liability, guarantee for himself and his heirs, for an amount up to Euro 2,000,000.00 (two million zero cents) covering the proper execution of this agreement by the Debtor, until the full and final payment of all amounts owing hereunder (with explicit waiving of release as peer article 1957 of the Civil Code), specifically with repayment of the capital loaned and payment of interest, including any default interest, charges and costs and any other sums owing.

2.
Any conditions preventing the Debtor from obtaining complete release from the debt shall automatically be transferred to the Guarantor, who likewise shall not be released from his guarantee. The Guarantor shall pay the Bank, within the limits of the sum specified above, by request in writing sent by registered letter, fax or telegram, any sum owed and not paid by the Debtor at the due date, for whatever reason. Where the Debtor is in default the Guarantor shall pay any default interest owed.

3.
The guarantee is independent of any other guarantee which may have been given to the Bank on behalf of the Debtor. It shall remain integrally valid, without the requirement of further notifications or declarations, even in cases in which the Debtor revokes or annuls payments or payments are null and void, and in cases in which the Bank, without any obligation to inform the Guarantor, decides to grant extended terms for payment or modify the original terms and conditions for repayment of the loan and payment of interest, expromission or debt loading, reductions or restrictions, waiving or replacement of the guarantee or any personal guarantees given under this agreement or subsequently as arising from this agreement, even after remission or transaction of the Bank. In the event of guaranteed securities or other guarantees being declared invalid, the guarantee shall be extended to include guarantee of repayment of any outstanding sums owed.

4.
The Guarantor waives any prior and subrogate rights with the Debtor, as jointly liable or joint providers of guarantees or bank guarantees, until such a time as the Bank has been fully satisfied in relation to the loan.

Article 7
(Securitization of the loan)

        SIRTON PHARMACEUTICALS S.P.A., represented as specified above, creditor in the amount of Euro 3,000,000.00 (three million zero cents) owed by the Debtor, a commercial credit, hereby waives its rights on the credit—up to the amount of Euro 1,000,000 (one million zero cents) in favour of the Bank for the repayment of capital and payment of interest, including default interest, charges and costs arising from the above-mentioned loan.

        SIRTON PHARMACEUTICALS S.P.A., represented as specified above, shall therefore, for a sum up to Euro 1,000,000.00 (one million zero cents):

  •
  waive all rights on the credit, not enforcing the credit with the above-mentioned Debtor, nor offsetting the amount in any way for other transactions, until the credit with the above-mentioned Debtor has been entirely made good, or, failing this, to pay the Bank any sum enforced or offset with the Debtor;

  •
  until such time as the Bank has been fully satisfied by the Debtor in relation to the loan, not to promote any actions to enforce the securitized credit and to pay the bank any sums enforced which might be paid by the Debtor following executive deeds or credit settlements;

  •
  to pay the Bank any sums paid by the Debtor in relation to its credit, in the case of sums already paid to the Bank being made null and void or of prior payments being revoked.

        In relation to the above, the representative of SIRTON PHARMACEUTICALS S.P.A.

  •
  guarantees the full and total availability of the above-mentioned credit and the absence of lines or distraint upon it or of debts which may be offset against it by the Debtor;

  •
  shall not make over the credit to third parties, for whatever reason, until the Bank has been fully and satisfactorily repaid its loan and all other payments arising from the loan have been made by the Debtor.

        The representative of GENTIUM S.P.A. takes note of the securitization of the credit up to an amount of Euro 1,000,000.00 (one million zero cents), as held by SIRTON PHARMACEUTICALS S.P.A. and shall not pay any sums owing under the credit until all of the payments under this loan have been made to Banca Nazionale del Lavoro S.P.A.

Article 8
(Costs and taxation)

1.
All the costs arising from this deed including replacement tax as per articles 17 and 18 of D.P.R. 601 of 20 September 1973 and subsequent amendments, shall be borne by the Debtor, who explicitly accepts them. In connection with these costs, tax relief under article 15 of the above-mentioned D.P.R. is applicable.

2.
The Debtor also explicitly accepts all charges, commission and expenses arising from this agreement and during the loan period, as notified in summary notices and published in broadsheets by the Bank in compliance with article 116 of Leg. Dec. 385/1993 on the basis of charges established from time to time by the bank; the specifications enclosed with this agreement indicate current bank charges, commission and costs.

        In compliance with para. 5 of article 117 of the above-mentioned legislative decree, the Debtor explicitly approves of the fact that during the loan period the above charges, commission and costs may vary negatively; variations shall be notified by the bank as specified in section VI article 1 of the above-mentioned legislative decree.

3.
This deed is drawn up with the benefit of reduced Notary fees as specified in the final paragraph of article 39 of Leg. Dec. 385 of 1 September 1993.

4.
In compliance with para. 1 of article 117 of Leg. Dec. 385/1993, the Debtor acknowledges the fact that the Notary Public will hand over an authenticated copy of this agreement and all related deeds and receipts with registration details and associated formalities.

5.
The Debtor declares that prior to concluding the agreement, it did not exercise its right to obtain a full copy of the text of the agreement for stipulation purposes.

Article 9
(Explicit approval of articles and specifications)

1.
The Debtor, Mortgage Provider and Guarantor each in their own respective spheres, explicitly accept the following articles:

•
in this agreement, the articles relating to default interest (article 4), bank guarantee (para. 1 of article 8, exception to article 1957 of the Civil Code, para. 3, renewal of the guarantee, waiving and replacing guarantees, remission or transaction of the credit by the Bank, para. 4, waiving prior or subrogate rights, para 5. exception to article 947 of the Civil Code), costs and taxation (article 10) 8 ???;

•
in the enclosed specifications concerning he investment schedule and commission arising for failure to use the loan (article 2); insurance obligations (article 3), obligations in relation to the goods for which the loan was provided (article 4), waiving of subrogation and credit settlement (article 6), payments and financial charges (article 7), forfeit of benefits and termination of the agreement (article 9), conditions for terminating the agreement (article 10), effects of forfeiting benefits and of termination of the agreement (article 11); allocation of payments (article 12), waiving exceptions (article 14), proof of credit (article 15), prior settlement of the debt (article 19), charges, commission and costs (article 21).

Article 10
(Election of domicile)

1.
For the purposes of the mortgage and rights arising, the Bank elects special domicile in Como, Pizza Cavour 32, c/o its branch, and for all other purposes and in any legal action, in Milan, Piazza San Fedele 1/3, c/o the headquarters of the Lombardy Territorial Area.

2.
For all purposes under this deed, the Debtor, Mortgage Provider and Guarantor elect domicile in Villa Guardia, Piazza XX Settembre 2.

DESCRIPTION OF THE MORTGAGED PROPERTY

  Owned by SIRTON PHARMACEUTICALS S.P.A.

        In the local authority of:

VILLA GUARDIA—Civello census section

        Piazza XX Settembre, 2

        Portion of land with buildings (identified in land survey lay-outs A-B-C-D-E-F-G-H-I-K-L-M-N-O-P-Q-R), used as laboratories, depots, offices, garages, roofs, Enel power rooms and housing.

As recorded by census of the N.C.E.U.
sheet 5 map 118/701 land survey D/1 RC Euro 205,260.00
sheet 5 map 119/701
sheet 5 map 123/701
sheet 5 map 124/701
sheet 5 map 1089/701
sheet 5 map 1207/701
sheet 5 map 1308/701
sheet 5 map 1309/701
sheet 5 map 1310/701

        (maps one hundred and eight, one hundred and nineteen, one hundred and twenty three, one hundred and twenty four, one thousand and eighty nine, one thousand two hundred and seven, one thousand three hundred and eight, one thousand three hundred and nine, one thousand three hundred and ten, sub-section seven hundred and one)

        following application for variation submitted to the U.T.E. of Como on 15.10.2001, protocol 245463;

        sheet 5 map 126/1—Reg. A74—cl. 3 sq.m. 289 RC Euro 460.16

        following application for variation submitted to the U.T.E. of Como on 8.7.1999, protocol E026911;

        From the east, clockwise:

        HQ of the Northern Railway Company, Railway Station, Piazza XX Settembre with access, property of third parties, road.

  Owned by GENTIUM S.P.A.

VILLA GUARDIA—Civello census section

        Piazza XX Settembre 2

        Area of land with building for industrial use.

        Surveyed as follows:

        In the Land Register:

        sheet 2, map 18 (eighteen)—sem. arb. II, Ha. 0.32.00, RD Euro 13.22 RA Euro 13.22;

        sheet 2, map 661 (six hundred and sixty one) sem. arb. II, Ha. 0.20.40, RD Euro 9.48, RA Euro 9.48

        sheet 2, map 662 (six hundred and sixty two)—sem. arb. II, Ha, 0.01.90. RD Euro 0.88 RA Euro 0.88

        In the N.C.E.U.

        civ. sect. sheet 2, map 2439 (two thousand four hundred and thirty nine), cat. D/1 RC Euro 34,796.86

        Clockwise from the north:

        Map areas 1782, 1767, 1766, 1765,abandoned after upgrading of the headquarters in via Roma; maps 55, 1204, 1202, 1206, road, HQ of former Northern Railway Co. (Como-Varese), map 123 on two sides.

        In the lay-out in enclosure "F", the mortgages buildings are highlighted.

        The parties explicitly request me, Notary Public, to dispense with reading of the enclosures and state that they are perfectly aware of their contents.

        I, Notary Public, have drawn up this deed and read it to those present, who approve.

        Typed with electronic assistance by a trustworthy person on six sides, twenty-one pages up to here.

/s/ Gennaro Mastellone Gennaro Mastellone
/s/ Andrea Giovannini Andrea Giovannini
/s/ Laura Iris Ferro Laura Iris Ferro
/s/ Sauro Carsana Sauro Carsana
/s/ Enrico Zanzi Enrico Zanzi

        This copy is identical to the original, on a number of sides, signed in compliance with the law at the bottom and in the margins, issued for al lawful purposes. C O M O 4.8.2004

/s/ Giorgio Miserocchi Dr. Giorgio Miserocchi—Notary Public

gentium S.p.A.

Registered office: Piazza XX Settembre 2, 22079 Villa Guardia

Share capital: € 5,000,000

MINUTES OF THE MEETING OF THE BOARD OF DIRECTORS ON 23 APRIL 2002

        Today, 23 April 2002, at 4.30 p.m., in Milan, Galleria Passarella 3, a Board Meeting of the above-mentioned company took place.

        The Meeting was chaired, by unanimous appointment of those present, by Dr. Laura Iris Ferro, who appointed attorney-at-law Giorgio Iacobone to act as Secretary.

        The Chairman noted that all members of the Board of Directors and the Board of Auditors were present, and declared the Meeting lawful and empowered to pass resolutions on the following

Agenda

    •
    Allocation of powers to the Chairman of the Board of Directors and Managing Director;

    •
    Any other business.

        The Chairman summarized the declarations of the previous Board Meeting and invited the Board to ensure continuity of the powers attributed to the Board.

        After a brief discussion, the Board unanimously (the Chairman abstaining) passed the following resolution

    •
    to give Dr. LAURA IRIS FERRO, born in Milan on 3.8.1951, the Chairman of the Board of Directors and Managing Director, all powers for the ordinary and extraordinary management of the company, barring none.

        Specifically, in addition to the powers specified by law and the Articles of Association, the following powers were granted with full signatory rights:

  •
  to represent the company in Italy and abroad in relation to central government, public authorities, public and private institutions;

  •
  to represent the company at the Shareholders Meetings of associated companies and subsidiaries;

  •
  to stipulate, modify and terminate individual employment agreements with office workers, brokers and factory workers;

  •
  to stipulate agreements with Trade Union representatives and employees associations, negotiate agreements with Trade Union representatives, represent the company in any employment disputes in legal proceedings and in relation to employment offices;

  •
  stipulate agreements, including articles governing disputes, modify, terminate, make over or acquire sales and part exchange agreements covering goods, vehicles and means of transportation;

  •
  take part in the tenders of public or local authorities and private businesses for the supply of goods and services, including the provision of intangible assets, and sign any agreements after the award of the tender;

  •
  stipulate agreements, including articles governing disputes, modify and terminate agreements and arrangements involving hire, transportation, tender, bailment, administration and associated activities relating to service provision, insurance, brokerage, commission, forwarding, agency and dealership, or storage with the public administration, local authorities and private companies, and, in particular, with the State Railway Company; sign insurance contracts covering the risk of damage to company property and goods, production facilities, and against the risk of injury, including fatal injury, to personnel and third parties working with the company;

  •
  acquire intellectual property related to the company purpose;

  •
  receive payments, payment orders, cash Treasury bonds, postal orders, cheques and other forms of payment, of whatever sort, caution money, from the issuer, Deposits and Loans, the Treasury of Italy, Regional, Provincial and City Authorities, Post Offices, any public department or private office, holding the payer harmless from liability and providing receipt for payment;

  •
  deposit bonds and sums in banks, withdraw deposits and provide receipts;

  •
  pay caution money in cash and bonds;

  •
  sign and withdraw currency documents relating to import and export operations, sign and stamp invoices, certificates, applications and declarations as required for the above operations;

  •
  debit to company bank accounts and Post Office accounts promissory notes, bank drafts and bank receipts made out to the company, as well as debit these accounts with company salaries and payments to social security and pension authorities as well insurance companies, and pay taxes, duties and charges of any sort, for the supply of utilities such as electricity, water and telephone charges, or any other services provided to the company; sign cheques within the limits of the overdraft facilities provided to the company;

  •
  credit IOUs and bank drafts or other payment orders as made out or over to the company, to company bank and Post Office accounts and carry out any bank transaction;

  •
  issue debit notes and invoices, bank drafts the name of customers, bank receipts, settle accounts, issue credit notes, grant discounts and extended payment terms, providing the relevant receipts;

  •
  settle invoices made out to the company for the supply of goods and services, making payment in any suitable form, including the issue of promissory notes and bank drafts;

  •
  pay for goods, equipment, mobile assets and property, materials and items in general purchased by the company, by cash or the issue of promissory notes and bank drafts;

  •
  stipulate leasing contracts for goods for a duration of no more than 9 years;

  •
  stipulate supply contracts for electricity, water and telephone services, establishing the price and duration and any other contract required for the management of the company;

  •
  appoint agents and representatives, with or without warehouse facilities, in Italy, and revoke such appointments;

  •
  carry out the actions required by statutory provision in individual states, to apply for, administer, protect and abandon patents and trademarks in Italy and abroad, appoint representatives for patents purposes in Italy and abroad, providing them with powers-of-attorney;

  •
  carry out eh actions required to obtain patents, including rectification, amendment, extension of secrecy, division, bring or oppose legal actions regarding the administration of patent rights, interference and appeals, and carry out in general any actions deemed to be useful in order to obtain or maintain patents, sign all the deeds involved for the above purpose, and appoint representatives for patents purposes in Italy and abroad, providing them with powers-of-attorney;

  •
  represent the company in all transactions involving company debentures, with the widest powers, including signing the minutes of Meetings dealing with debenture issues;

  •
  represent the company in relation to Regional, Provincial and City Authorities, Customs authorities, Tax offices, the Post Office, the state Railway, shipping authorities and any other public department, making claims and applications for whatever reason or cause, in relation to damages incurred;

  •
  carry out all administrative functions with insurance companies, pension and social security institutes in relation to employees;

  •
  settle disputes and claims for damages, appointing experts, doctors, shipping insurance adjusters and attorneys;

  •
  issue declarations of compliance and suitability for works carried out on behalf of third parties, after checking and commissioning the works; verify works in progress for the purpose of settling up, report works feeling to meet specifications and negotiate settlements accordingly;

  •
  bring legal action against third parties and defend legal actions brought by third parties, appointing defence council, attorneys and representatives with powers-of-attorney, electing domicile c/o the above appointees;

  •
  submit applications and make claims against the public administration;

  •
  represent the company in any disputes brought by or against the company in Law Courts, at for ordinary and extraordinary hearings, and at any stage of the legal process, including Appeal, and in Administrative hearings, with the faculty to oppose and dispute decisions and rulings; negotiate any legal dispute and make settlements out of Court, by arbitration procedure or informally;

  •
  represent the company in all relations with tax authorities, including committees appointed by Courts, Customs and other bodies;

  •
  sue for unpaid moneys owed, enforce obligations, place distraint and revoke such operations;

  •
  take part in the proceedings of receivers and in bankruptcy proceedings and enforce credits in these proceedings;

  •
  carry out with departments of the public administration all the actions required to obtain licences, permits and authorizations, stipulate and sign any disciplinary procedure, agreement, submission or any other deed required for obtaining such licences, and carry out all the steps required including payment of production or consumption taxes, duties and charges under State Monopoly laws;

  •
  give powers-of-attorney to third parties empowering them to provide receipts for the withdrawal of cash or other assets from banks, the payment of postal and telegraphic money orders, for the clearance of goods, valuables, documents, packages, effects and letters, including registered letters, at Customs offices, tax offices, Post Offices, transport companies and so on;

  •
  appoint and revoke appointments to employees and third parties for specific duties and functions;

  •
  report to the Board of Directors on the actions carried out in compliance with the powers conferred by the Board of Directors and on the general progress of company business.

        There being no other business, and no Director wishing to speak, the Meeting was declared over at 5.30 p.m. after drawing up and signing these minutes.

        Read, approved and signed.

/s/ Giorgio Iacabone Attorney Giorgio Iacabone—The Secretary	/s/ Laura Iris Ferro Dr. Laura Iris Ferro — The Chairman

        REP. No. 102335

        I, the undersigned, Notary Public in Como, Dr. GIORGIO MISEROCCHI, registered on the Joint Register of Notaries Public for Como and Lecco, hereby certify that this copy is a faithful extract from the Register of the Minutes of Meeting of the Board of Directors on 23.04.2002 of "GENTIUM S.P.A." with registered office in Villaguardia, Piazza XX Settembre 2, and precisely of pages 184-195-186-187-188-189-190-191, the Register bearing all the required legal stamps and authentications in compliance with statutory requirements.

        COMO, via Rubini, 6; twentieth of July two thousand and four.

/s/ GIORGIO MISEROCCHI Dr. Giorgio Miserocchi

ENCLOSURE "B"
To DEED REP. no. 102338/18000

Sirton Pharmaceuticals S.p.A.
Registered office: Piazza XX Settembre 2, 22079 Villa Guardia
Share capital: € 6,195,000

MINUTES OF THE MEETING OF THE BOARD OF DIRECTORS ON 24 MAY 2004

        On 24 May 24, in Milan, Galleria Passarella 2, at 8.20 p.m., following lawful notice convening the Meeting, the Board of Directors met.

        As explicitly requested by the Chairman Sig.ra Olimpia Ceriani, the Meeting was chaired by Dr. Laura Ferro, assisted by Dr. Enrico Zanzi, acting as secretary.

        The Chairman noted the presence of the other Directors:

    •
    Sig.ra Olimpia Ceriani

    •
    Dr. Enrico Zanzi

    •
    Dr. Sauro Carsana

        Dr. Antonio Ferro was justifiably absent.

        Also present were the following members of the Board of Auditors:

    •
    Dr. Mariano Vittorio

    •
    Dr. Augusto Belloni

    •
    Attorney-at-law Giorgio Iacobone

        The Chairman declared the Meeting lawfully constituted and empowered to discuss the following

Agenda

  •
  Granting of power-of-attorney to the company representative in order to stipulate a medium-term loan from Banca Nazionale del Lavoro to our subsidiary Gentium S.p.A. in the amount of € 2,000,000.00 (two million/00).

        The Chairman explained to the Board that the subsidiary Gentium S.p.A. has obtained from Banca Nazionale del Lavoro S.p.A. the loan of € 2,000,000 (two million/00) over a period of 6 years with repayment in 10 instalments after provision of the loan. Since Gentium does not own property with a value of € 3,600,000.00 (three million six hundred thousand/00), required as mortgage to secure the loan, Sirton has agreed to mortgage its own property; in addition, Banca Nazionale del Lavoro has requested Sirton to securitize a credit of € 1,000,000.00 (one million/00) in favour of Banca Nazionale del Lavoro.

        For this purpose, power-of-attorney must be provided to a company representative in order to sign the loan agreement, in the capacity as "Mortgage Provider".

        The Chairman then asked the Board to discuss the matter and to provide the necessary power-of-attorney to a chosen representative.

        After full discussion the Board unanimously passed the following resolution

  •
  to provide power-of-attorney for the above-mentioned purpose to:

  •
  Dr. SAURO CARSANA, born in Grassobbio (Bergamo) on 9.3.1953, so that, on behalf of the company, he sign the loan agreement stipulated with Gentium, allowing mortgage to be taken out on the company property, in addition to the mortgage of Gentium property, to stand as guarantee for the loan. He is also authorized to securitize a credit of € 1,000,000.00 held by Sirton against Gentium, in favour of Banaca Nazionale del Lavoro.

        This power-of-attorney becomes valid as of this resolution.

        There being no other business to discuss, the Meeting was declared over at 8.55 p.m. after drawing up, reading and signing these Minutes.

/s/ Enrico Zanzi Dr. Enrico Zanzi—The Secretary	/s/ Laura Iris Ferro Dr. Laura Iris Ferro — The Chairman

        REP. No. 102336

        I, the undersigned, Notary Public in Como, Dr. GIORGIO MISEROCCHI, registered on the Joint Register of Notaries Public for Como and Lecco, hereby certify that this copy is a faithful extract from the Register of the Minutes of Meeting of the Board of Directors 0n 24.5.2004 of "SIRTIUM PHARMACEUTICALS S.P.A." with registered office in Villaguardia, Piazza XX Settembre 2, the Register being kept in compliance with statutory requirements.

        COMO, via Rubini, 6; twentieth of July two thousand and four.

/s/ GIORGIO MISEROCCHI Dr. Giorgio Miserocchi

ENCLOSURE "C"
To DEED REP. no. 102338/18000

FinSirton Finanziara Sirton S.p.A.
Registered office: Piazza XX Settembre 2, 22079 Villa Guardia (Como)
Share capital: € 4,791,129
No. 00193780137 on the Como Companies Register

MINUTES OF THE MEETING OF THE BOARD OF DIRECTORS ON 24 MAY 2004

        On 24 May 24, in Milan, Galleria Passarella 2, at 9.00 p.m., following lawful notice convening the Meeting, the Board of Directors met.

        The Meeting was chaired by Dr. Laura Ferro, assisted by Dr. Sauro Carsana, acting as secretary.

        The Chairman noted the presence of the other Directors:

    •
    Sig.ra Olimpia Ceriani

    •
    Dr. Enrico Zanzi

    •
    Dr. Sauro Carsana

    •
    Dr. Alberto Botta

        Dr. Antonio Ferro was justifiably absent.

        Also present were the following members of the Board of Auditors:

    •
    Dr. Giorgio Tagliabue

    •
    Dr. Vittorio Mariani

    •
    Vittorio Quattrocchi (Accountant)

        The Chairman declared the Meeting lawfully constituted and empowered to discuss the following

Agenda

  •
  Granting of power-of-attorney to the company representative in order to stipulate a medium-term loan from Banca Nazionale del Lavoro to our subsidiary Gentium S.p.A. in the amount of € 2,000,000.00 (two million/00).

        The Chairman explained to the Board that Gentium S.p.A. has obtained from Banca Nazionale del Lavoro S.p.A. the loan of € 2,000,000 (two million/00) over a period of 6 years with repayment in 10 instalments after provision of the loan. As sole shareholder in Gentium, our company has been asked, in the capacity of "Guarantor", to provide a guarantee, indivisible, and of joint liability for itself and its successors, for an amount up to Euro 2,000,000.00 (two million zero cents) covering the proper execution of this agreement by the Debtor, until the full and final payment of all amounts owing under the loan.

        The Chairman then asked the Board to discuss the matter and to provide the necessary power-of-attorney to a chosen representative.

        After full discussion the Board unanimously passed the following resolution

  •
  to provide power-of-attorney for the above-mentioned purpose to:

  •
  Dr. ENRICO ZANZI, born in Varese on 27.12.1928, so that, on behalf of the company, he sign the loan agreement stipulated with Gentium, providing a guarantee of € 2,000,000.00 (two million/00) on behalf of Gentium.

        This power-of-attorney becomes valid as of this resolution.

        There being no other business to discuss, the Meeting was declared over at 9.35 p.m. after drawing up, reading and signing these Minutes.

/s/ Sauro Carsana Dr. Sauro Carsana — The Secretary	/s/ Laura Iris Ferro Dr. Laura Iris Ferro — The Chairman

        REP. No. 102337

        I, the undersigned, Notary Public in Como, Dr. GIORGIO MISEROCCHI, registered on the Joint Register of Notaries Public for Como and Lecco, hereby certify that this copy is a faithful extract from the Register of the Minutes of Meeting of the Board of Directors on 24.5.2004 of "FINANZIARIA SIRTIUM S.P.A." with registered office in Villaguardia, Piazza XX Settembre 2, the Register being kept in compliance with statutory requirements.

        COMO, via Rubini, 6; twentieth of July two thousand and four.

[signature and stamp]

ENCLOSURE "D"
TO DEED no. 102338/18000

INDUSTRIAL CREDIT

Banca Nazionale del Lavoro S.p.A.	Enclosure "......"

SPECIFICATIONS
Agreements and conditions forming an integral
Part of the loan agreement

Art. 1
(Conditions and provision of the loan)

1.
The loan sum shall be provided in one lump sum or in instalments, as the Bank shall see fit, after all the guarantees requested for the loan have been provided and all conditions specified in the deed granting the loan have been met, unless untoward events have occurred after the stipulation of the loan agreement. Specifically the loan may be provided—against the issue of a receipt, unless the loan is provided and the receipt issued at the moment of signing the agreement—after the Debtor, at its own expense, has submitted the following documents:

a)
where the loan is provided after stipulation of a public deed, an authenticated copy issued in executive format, copy of the agreement, and final declaration by a Notary Public, stating without reservation, the following:

•
that any mortgage guaranteeing the loan has been registered in compliance with statutory requirements, that the mortgage corresponds to the stipulations of the loan agreement and that the mortgaged properties are the property of the Debtor or a Mortgage Provider;

•
that the Debtor and any Mortgage Provider, the parties acting as guarantors of the agreement, and Guarantor have signed the agreement and are in full possession of all rights up to at least eleven days after registration of the mortgage;

b)
where the loan is provided against a registered private agreement, the original agreement plus registration details, together with documents in the form requested by the Bank proving that the Debtor has signed the agreement and is in full possession of its rights;

c)
where the loan is secured by a mortgage and/or guarantee, copy of the mortgage registration and copy of the transcription of the guarantee, as well as copy of the insurance policy covering the goods provided as guarantee, made out in favour of the Bank;

d)
original copies of any guarantees provided with separate deeds, as specified by the Bank in the loan agreement, and deeds proving that the conditions laid down by the Bank have been met.

2.
After three months (or less, if specified in article 1 of the agreement) of the date of the agreement, if the Debtor has not submitted all the above documents, the Bank may terminate the agreement forthwith (all expenses arising from termination of the agreement, including cancellation of any formalities and the registration of any guarantees to be borne by the Debtor), unless the Bank wishes to extend the period. Similarly, the Bank may terminate the agreement if any facts emerge (even before the above-mentioned period is over) indicating that the documents are defective or incomplete, where, had these facts been know beforehand, the loan agreement would not have been signed.

3.
Any sums provided as partial provision of the loan before any or all of the conditions have been met for the loan provision, shall not be deemed as the waiving of any rights to guarantees received or yet to be received.

Art. 2
(Investment schedule and failure to use the loan)

1.
The Debtor shall use the loan by the time specified or by the beginning of the amortization period as established in the loan agreement, solely for the purpose stated in the agreement.

2.
Should the loan be intended for an investment programme, the schedule of investments should be completed by the beginning of the amortization period. At this time or the time established for the use of the loan, if the loan has not been provided for any reason dependent on the Debtor, including failure to request the loan provision, it shall be deemed that the Debtor has given up the loan once and for all.

3.
Should the investment schedule be completed without using the entire loan provision, the loan actually provided shall nonetheless begin the amortization period, as scheduled, with reduced repayment instalments.

4.
At the date specified for the beginning of the amortization period, should the loan not have been provided in its entirety because the investments programme has not been fully and integrally implemented, the Bank may terminate the agreement and recover the amount actually provided.

5.
In all cases, for any sums not used by the Debtor by the beginning of the amortization period, a lump sum commission of 0.375% shall be payable at the end of this period.

Art. 3
(Insurance obligations)

1.
The Debtor, Mortgage Provider and parties providing guarantees shall jointly ensure the following with primary insurance companies until the full repayment of the loan and payment of all sums arising from the loan, for a sum considered fit and proper by the Bank:

a)
any mortgages properties and all relevant buildings, plant, machinery, equipment and other assets constituting a form of guarantee, against the risk of fire, lightning, explosion, the fall of airplanes and any other related risks;

b)
any mortgaged vessels against ordinary shipping and war risks, and in cases of vessels under construction, against construction risks and risks to propulsion systems (including shop risk, launch, fitting out, testing, laying by, transfer and delivery) including Protection and Indemnity insurance;

c)
any mortgaged vehicles, for third party injury and damage and against the risk of fire, static risk for semi-trailers and similar vehicles, and all other related risks.

2.
The insurance policies which shall cover exclusively the above items, shall be in favour of the Bank so that, in the event of an insurance claim, the Bank may receive all sums owed from the insurance company.

3.
The Debtor, any Mortgage Providers and parties providing guarantees shall restore all damaged items to their former state. The bank shall authorize payment of the sums received from the insurance company to the beneficiary provided this work has been carried out. If not, the sums shall be used by the bank to partially or wholly repay the loan.

4.
The Debtor, any Mortgage Providers and parties providing guarantees shall submit to the Bank, whenever requested, receipts for insurance premiums. Failing this, the Bank may terminate the agreement or may stipulate insurance agreements with its own chosen insurers or renew existing insurance policies, reclaiming the capital, interest, charges and all other costs arising from the Debtor, any Mortgage Providers and parties providing guarantees. The Bank may waive insurance cover, if it so wishes.

5.
In the event of claims, the Debtor, any Mortgage Providers and parties providing guarantees shall notify the Bank within three days of the claim; the Bank may wish to ascertain the damage, at the Debtor's expense.

Art. 4
(Obligations arising in connection with the mortgaged properties)

1.
The Debtor, any Mortgage Providers and parties providing guarantees shall not use the mortgaged properties for any other use than their current use, and shall not remove any plant, machinery or equipment from the premises, without the written authorization of the Bank, and, in such an event, the Debtor and parties providing guarantees shall allow the Bank to inspect any plant, machinery or equipment fitted on the premises in replacement of the assets removed or installed for any other reason.

Art. 5
(Effectiveness of mortgage and guarantees)

1.
The mortgage and guarantees on behalf of the Bank shall remain effective even if the Bank waives any other guarantees provided to secure the loan and in the event of any such guarantee being declared or becoming null and void or partially invalid.

Art. 6
(Waiving subrogate rights and the concurrence of creditors)

        Any payment made, irrespective of who makes the payment, giving rise to partial, legal or conventional subrogate rights, as specified in article 1201 and subsequent articles of the Civil Code, shall not give rise to the concurrence of creditors, as specified in art. 1205 of the Civil Code.

Art. 7
(Payments and taxation)

1.
The sum of interest for repayment instalments and for the amortization of the loan and any other payments owed to the Bank shall be net of any deductions.

2.
Any taxation, duties or charges owing, whether direct or indirect, personal or from real estate, present or future, which may be applied to the Bank as a consequence of the loan, or any aggravation of the Bank's own tax position through additional taxation, shall be borne entirely and exclusively by the Debtor, who shall hold the Bank harmless from any liabilities, by payment in advance, if necessary, of any taxation owing. Where the Debtor wishes to oppose claims for taxation, it may do so, as it sees fit, and the Bank shall have no interest in the outcome of the dispute.

Art. 8
(Supplementary and receipt deeds)

1.
The Debtor, any Mortgage Providers, parties providing guarantees and the Guarantors shall sign all supplementary deeds and receipts, and any amendments to the loan agreement which the Bank sees fit to introduce.

Art. 9
(Forfeiting benefits and termination of the agreement through default)

1.
The Debtor explicitly acknowledges that any failure to make repayments, even of one instalment of capital and interest, including interest for the pre-amortization period, at the due date, shall give the Bank the right to revoke the Debtor's benefits in compliance with article 1186 of the Civil Code, or to terminate the agreement ipso iure, in compliance with article 1456 of the Civil Code, in both cases without applying to the Court for a default ruling or settlement.

2.
In the case of loans granted in compliance with article 38 and subsequent articles of Leg. Dec. 385/1993, where the agreement is terminated, the special regulations specified in paragraph 2 of article 40 shall apply, where the agreement may be terminated after two failures to pay on the due date. In this case, too, the Bank shall have the right to terminate the agreement ipso iure, in compliance with article 1456 of the Civil Code, in both cases without applying to the Court for a default ruling or settlement.

3.
Forfeit of the benefits of the agreement or termination shall be immediate as soon as the Bank notifies the Debtor by registered letter, telegram or fax, of its wish to exercise its rights under this article.

4.
The bank may also terminate the agreement in compliance with art. 1456 of the Civil Code, effective as of written notification delivered to the Debtor, in the following cases of default:

a)
use of the loan for purposes other than those specified in the loan agreement;

b)
failure to submit the documents specified in article 1;

c)
failure to complete the investment programme for the loan by the beginning of the amortization period;

d)
change of corporate or legal status of the Debtor, termination of business, modification of business purpose such as to render completion of the investment programme or meeting of the investment objectives impossible;

e)
change in the use of company assets or partial sale or removal of plant, machinery, equipment and goods constituting a guarantee of the loan, without authorization from the Bank;

f)
failure to stipulate the insurance agreements or pay insurance premiums as specified in article 3;

g)
failure to stipulate the necessary supplementary deeds, required receipts, deeds for the creation of guarantees based on assets installed after the date of the loan agreement, or modifications to the loan agreement as deemed necessary and requested by the Bank due to actions of the Debtor, the Mortgage Provider or Guarantor;

h)
failure by the Debtor to meet all its obligations under the loan agreement, unless the Debtor has made good the failure within fifteen days of receipt from the Bank of the request to fulfil its obligations;

i)
in the case of loans provided from E.I.B. funds, false declarations by the Debtor in relation to information provided by the Debtor to the Bank for the approval of the investment programme by the E.I.B., or failure to meet the requirements of the B.E.I. as specified in the loan agreement and the deeds and receipts arising.

5.
In the event of the applicability of paragraphs 1, 2 or 4 above, within five days of receipt of the written notification of the Bank (which may be by telegram, fax or other means) communicating to the Debtor its intention to withdraw the Debtor's benefits or terminate the agreement, the Debtor and any Guarantors shall pay all sums owing, as specified in article 11 below.

Art. 10
(Conditions for the termination of the agreement)

1.
The following conditions shall lead to termination of the agreement:

a)
refusal by the drawer to honour a promissory note or cheque issued by the Debtor, procedures to place the Debtor's or Guarantors' assets under distraint or seizure, or the involvement of the latter in bankruptcy proceedings, or the voluntary winding up of the Debtor's business, or receivership of the Debtor;

  b)
  distraint upon the assets comprising the guarantee by third parties or receivership of Guarantors;

  c)
  termination of any other loan agreements by the Bank or the cancellation of the Debtor's overdraft facility;

  d)
  reduction in the value of the assets providing the guarantee, due to a fall in the general or local market or for any other reason, in such a way as to reduce the margin of safety on the assets provided as guarantee and consequent reduction in the value of the guarantee provided by the Debtor and Guarantor, to a level which may not ensure recovery of the loan from the Bank;

  e)
  any events or circumstances arising in relation to the Debtor or Guarantor which, had they been known beforehand, would have prevented the loan agreement from being stipulated;

  f)
  in the event of a loan obtained from E.I.B. funds, the entire or partial cancellation of the loan;

  g)
  in the event of a loan obtained from funds of Mediocredito Centrale S.p.A. or Artigiancassa S.p.A. the cancellation of the involvement of these banks in the loan;

  h)
  in the event of the loan being provided at favourable conditions as granted by relevant bodies, the cancellation or inapplicability of these conditions.

2.
In the event of any of the applicability of any of the above paragraphs, within five days of receipt of the written notification of the Bank (which may be by telegram, fax or other means) communicating to the Debtor its intention to withdraw the Debtor's benefits or terminate the agreement, the Debtor and any Guarantors shall pay all sums owing, as specified in article 11 below.

3.
Should the Debtor become involved in bankruptcy proceedings, creditors settlements or go into voluntary or obligatory receivership (following ordinary or extraordinary administrative procedures), the loan agreement may be terminated ope legis without notification given by the Bank.

Art. 11
(Forfeiting benefits and termination of the agreement)

1.
In all cases in which the Debtor forfeits its benefits under the loan agreement or the agreement is terminated in compliance with articles 9 and 10 above, notwithstanding all legal guarantees and agreements on behalf of the Bank, the Debtor and Guarantor shall pay any outstanding instalments in their entirety, all remaining capital, interest and default interest as specified in the agreement, and all charges and costs, including legal costs incurred by the Bank, and any other sums owed to the Bank including indemnities, commission and penalty clauses as specified by the E.I.B., Mediocredito Centrale S.p.A. or Artigiancassa S.p.A. where the loan was provided from their funds.

2.
In the case of a loan provided in foreign currency, all the above sums and any other sums arising from the cancellation of transactions in foreign currency (including any transactions carried out by the bank involving the issue of bonds at a fixed or variable rate for the purposes of obtaining the foreign currency required) shall be converted by the Bank into Euro at the exchange rate applicable on the date of termination of the agreement or due date.

3.
Default interest shall be payable on the sum as calculated in compliance with the above procedure, as specified in the loan agreement.

Art. 12
(Definition of payments)

        Unless otherwise specified by the Bank, any payments received from Debtor shall be deemed to have been made firstly in payment of costs and supplementary costs, then interest and finally as repayment of capital.

Art. 13
(Essential, joint and indivisible nature of contractual obligations)

        All obligations under the loan agreement are binding on the Debtor, Mortgage Provider, parties providing guarantees and Guarantors, essentially, jointly and indivisibly, the liabilities passing to their heirs, successors and beneficiaries of relevant special bequests and donations.

Art. 14
(Waiving exceptions)

        No exceptions may be cited or disputes brought for whatsoever reason or under whatsoever jurisdiction, by the Debtor, Mortgage Provider, providers of guarantees or any Guarantors until the full sum owed under the loan agreement has been paid to the Bank.

Art. 15
(Proof of the credit)

        Excerpts from the Accounts books held by the Bank shall be deemed full proof under any jurisdiction and before any Court of the debt owed by the Debtor, Mortgage Provider, providers of guarantees and Guarantors, their heirs and beneficiaries, the above parties hereby waiving any exceptions or disputes with the Bank on their own behalf and the behalf of heirs and beneficiaries.

Art. 16
(Controls)

1.
The Debtor shall at any time allow inspections and technical, accounting and administrative controls to be carried out by persons appointed by the Bank, and to reimburse the costs of these controls.

2.
Where the loan comprises funds of the E.I.B. the Debtor shall allow inspectors appointed by European Community officials and the Court of Auditors of the European Community to carry out inspections and verify plant and labour installed or employed as a result of the loan, and shall assist them in their work.

Art. 17
(Environmental safeguards)

        The Debtor shall take all the necessary technical steps, in compliance with statutory requirements, to eliminate any sources of environmental pollution from the activities carried out on the premises benefiting from the loan.

Art. 18
(Application of collective employment agreements)

        The Debtor shall apply all the relevant collective employment agreements in place for personnel in the sectors and locations of its business activities.

Art. 19
(Prior repayment of the loan)

        The Debtor may repay the loan in full or in part prior to the due date, with advance notice of ninety days before any due date. For prior repayment of the loan the Debtor shall pay the Bank (in addition to remaining capital, interest, any default interest and costs, including supplementary costs), a fee inclusive of:

  1)
  for the loan at the variable market rate, in Euro or foreign currency:

  a)
  commission of 0.30%, to be applied on the remaining capital at the date of settlement, multiplied by the number of years or partial years to the original date for termination;

  b)
  Euro 51.64 for administrative costs;

  2)
  for the loan at a fixed interest rate, in Euro or foreign currency:

  a)
  the commission specified in point 1 a);

  b)
  the administrative costs specified in point 1 b);

  c)
  a sum corresponding to the difference in interest, calculated at the rate applied to the loan agreement, which the Bank would have received if the loan had not been repaid prior to the original date for termination, and the interest rate on a reutilization loan corresponding to the same sum as the capital repaid in advance for a duration of the remaining period for repayment under the original terms of the loan agreement, at the interest rate established by "Rendistato" in the calendar month before the month in which the loan was repaid fully in advance, as shown in the table dedicated to "Italian State Bonds—actual yields" published by the economic newspaper "Il Sole 24 ore". This sum shall be paid to the Bank at the current value on the date of prior repayment of the loan, after application of a rate equal to the reutilization rate;

  3)
  loans at advantageous rates, in compliance with the law;

  a)
  the commission specified in point 1 a);

  b)
  the administrative costs specified in point 1 b);

  c)
  the sum specified in point 2 c);

  d)
  the sum equivalent to the replacement tax owing by the Bank applied to the capital repaid in advance.

2.
In the case of loans from funds lend by the E.I.B., the above faculty to repay the loan in advance is granted to the Debtor only if specified in the loan agreement between the Debtor and the Bank. Repayment in advance requires the authorization of the Bank and the E.I.B. and shall be carried out a directed by the latter. In such a case, the Debtor shall pay the following fee, covering:

a)
the commission specified in point 1 a);

b)
the administrative costs specified in point 1 b);

c)
for loans at a fixed interest rate, a sum corresponding to the difference in interest, calculated at the rate applied to the loan agreement, which the Bank would have received if the loan had not been repaid prior to the original date for termination, and the interest rate on a reutilization loan corresponding to the same sum as the capital repaid in advance for a duration of the remaining period for repayment under the original terms of the loan agreement, at the interest rate established by the E.I.B. This sum shall be paid to the Bank at the current value on the date of prior repayment of the loan, after application of a rate equal to the reutilization rate.

3.
No other charges or fees shall be debited to the Debtor.

4.
As established by resolution of the Interministerial Credit and Savings Committee on 9 February 2000, the following are examples of calculation as specified at point 3) of paragraph 1 above, based on a capital repaid in advance of Euro 1,000 and two different remaining loan amortization periods (between three and five years):
 Example of how the formula for the calculation of fees relating to advance repayment of a fixed interest loan are calculated
Capital repaid in advance: Euro 1,000

Remaining loan amortization period		3 years	5 years
a)	commission(1):
b)	difference, calculated for each instalment, between:
—total interest at the utilization rate: 14.85%(2):
—total interest at the reutilization rate: 3.55%(2)

made current(3) at the date of advance repayment(4) at the rte of 3.55%:
c)	administrative costs
d)	recovery of replacement tax(5):
Total for advance repayment

(1)
Equal to 0.30% of the remaining capital at the time of repayment in advance, multiplied by the number of years and partial year until the original termination date.

(2)
Less favourable for customers over the past three years

(3)
The formula used here, applied to the difference between the interest for each instalment up to the original termination date, is as follows: 1-(days × rate): (days × rate ÷ 36,500) where days = the number of days between the advance repayment date and the due date for each instalment; rate = rate to bring the charge up to date.

(4)
Coincides with the date for the beginning of the remaining amortization period (3 or 5 years)

(5)
Sum equal to replacement tax (currently 0.25%), applied to the capital repaid in advance (recovered only where special conditions apply to the loan).

Art. 20
(Special interest terms)

1.
Where the special interest terms granted by relevant authorities cannot be applied, are revoked or terminated, the Debtor shall lose the benefits of these special terms and shall therefore pay the Bank full interest, from the first pre-amortization period instalment in the first two cases and from the moment of termination in the last case.

2.
The above-mentioned rate shall also be applied to any sum and for any period of the loan granted by the Bank exceeding the sum and period to which the special interest rate applies.

3.
In the above cases, the Bank may terminate the agreement in compliance with paragraph h) of article 10 above.

4.
Where the special interest terms cannot be applied or are revoked, the Debtor shall also pay replacement tax as specified in articles 17 and 18 of D.P.R. 601 of 29 September 1973 and subsequent modifications, and the sum shall be reimbursed to the Bank upon simple request.

Art. 21
(Charges, commission and costs)

        Current charges, commission rates and costs payable by the Debtor in relation to the loan agreement for the duration of the loan are as follows:

    •
    administration costs:

    variable, relating to the loan amount, a minimum of Euro 129.11 and maximum of Euro 7,746.85:

up to Euro 500,000.00 from Euro 500,000.01 to Euro 2,500,000.00	0.20% Euro 1,000.00 + 0.15% of the part
over Euro 500,000
over Euro 2,500,000.00	Euro 4,100.00 + 0.15% of the part over
Euro 2,500,000.

    50% of the above administrative costs are payable in cases in which the loan agreement is not signed, for whatever reason, if the mortgage agreement has not been stipulated.

    The full administrative costs plus costs of cancelling the mortgage are payable where the loan agreement is not signed, for whatever reason, after stipulation of the mortgage agreement.

    •
    expert's fees (Bank employee or external consultant): variable, relating to the loan amount:

    maximum of Euro 1,547.37

    •
    commission:

    a lump sum based on the loan amount: max. 2.00%

    * commission for negotiating foreign currency exchange:

    payable in the case of loans in foreign currency at the moment the loan is provided, foreign currency is exchanged and at the time of reimbursements: 0.15%

    •
    commission for failure to utilize the loan

    payable at the beginning of the amortization period on the basis of the sum not provided where sums do not amount to the total of the loan:

    0.375%

    * commission for foreign provision:

    agency fee, management fee, commitment fee and legal costs for stipulating the loan agreement with a foreign lender.

    •
    sundry costs and expenses:
—debt loading:	see administration costs
—change in company status, personal or property guarantees	Euro 516.46
—modification of contractual clauses	Euro 516.46
—allocation/reduction of the loan	Euro 516.46
—cancelling, reducing or restricting mortgages	Euro 516.46
—external auditing	Euro 154.94
—loan declaration	Euro 103.29
—certification of residual debt	Euro 51.65
—termination calculations	Euro 51.65
—fees for advance repayment of loan	see article 19
* notary public
payable directly to the notary public concerned.

ENCLOSURE "E"
TO DEED 102338/18000

BNL
Banca Nazionale del Lavoro
BNL Group

SUMMARY DOCUMENT
(art. 9 of Resolution of the Interministerial Credit and Savings Committee of 4 March 2003)

Medium/long-term loan in Euro at the market rate, for businesses in compliance with articles 10, 38 and subsequent articles of Leg. Dec. 385 of 1
September 1993 (Unified Credit and Banking Text)

Loan in favour of: GENTIUM S.p.A.

Loan amount: Euro 2,000,000.00

Form of the deed: public deed

Loan provision: Banca Nazionale del Lavoro funds

Duration: 6 years, including 1 pre-amortization year

Interest rate: variable, 6-monthly, based on the "Euribor" 6-month rate, increased by 0.20% and the spread of 1.20% per year in favour of the Bank. Synthetic cost index: approximate value validated in the case of application of the interest rate as specified above, at current value, with loan provided upon stipulation of the agreement: 3.71%

Default interest rate: the contract rate plus 5%. Should the default rate, calculated in this way, match or exceed the rate specified in Law 108/1996, the rate specified in the Law shall be applied for each calendar 3-month period of insolvency. The default rate cannot be lower than the contract rate. Calculation method: 365/360.

Issue Method: in one lump sum against receipt

Repayment method: by 10 6-monthly instalments including constant portions of capital of Euro 200,000.00 plus interest on the remaining debt.

Guarantees: property mortgage/bank guarantee/securitization of commercial credit

Commission, expenses, charges:

•	administrative fees: Euro 500.00
•	commission: 0.10% of the loan sum, in one lump sum
•	notary public: payable directly to the notary public drawing up the deed
•	replacement tax: 0.25% of the loan sum, in one lump sum, payable at the moment the loan is provided;
•	commission for failure to use the loan: 0.375% of the sum not utilized, at the beginning of the amortization period, where the sums provided do not add up to the total loan amount;
•	sundry costs:

a	)	debt loading:	from Euro 129.11 to Euro 7,746.85
b	)	change in company status, personal or property guarantees	Euro 516.46 and costs of notary public
c	)	modification of contractual clauses	Euro 516.46 and costs of notary public
d	)	allocation/reduction of the loan	Euro 516.46 and costs of notary public
e	)	cancelling, reducing or restricting mortgages	Euro 516.46 and costs of notary public
f	)	external auditing	Euro 154.94
g	)	loan declaration	Euro 103.29
h	)	certification of residual debt	Euro 51.65
i	)	termination calculations	Euro 51.65

Fees for advance repayment
of the loan:

    a)
    commission of 0.30% to be applied to the remaining loan in capital, multiplied by the number of years and fraction of a year until the original termination date

    b)
    administrative costs of Euro 51.65

Principal rights, obligations
and restrictions applicable
to relations with the customer:

  •
  mortgage amount: on behalf of the Bank, 168% of the loan amount;

  •
  charges, commission and costs: during the loan period, the Bank has the right to unilaterally modify charges, commission and costs arising from the loan, payable by the Debtor (modifications shall be notified by the Bank in compliance with section VI, 1. of the Unified Banking Text);

  •
  copy of the loan agreement: the client has the right to receive a copy of the loan agreement, together with this document, summarizing the principal conditions applied to the loan agreement;

  •
  tacit renewal of the agreement, upon termination, acceptance of complementary agreements, settling disputes out of Court: not applicable;

  •
  Law Court: the Court with jurisdiction in the location where the agreement was signed;

  •
  obligations and restrictions on the borrower:

  a)
  presentation of documents: after stipulating the contract, at its own expense (authenticated copy in executive form, or original with registration details in the case of a private agreement; declaration by the Notary Public, copy of the registration of the mortgage and transcription of guarantees, copy of the insurance policy covering mortgages properties, in favour of the Bank, originals of any other guarantees provided with separate deeds). After the period specified in the agreement, if the Debtor has failed to submit these documents, the Bank may terminate the loan agreement (all administrative expenses and costs for cancelling the mortgage and all other costs arising from the loan agreement to be borne by the Debtor);

  b)
  use of the loan exclusively for the purpose specified in the loan agreement: Should the loan be intended for an investment programme, the schedule of investments should be completed by the beginning of the amortization period. At this time, if no part of the loan has been provided, it shall be deemed that the Debtor has given up the loan once and for all.

  At the date specified for the beginning of the amortization period, should the loan not have been provided in its entirety because the investments programme has not been fully and integrally implemented, the Bank may terminate the agreement and recover the amount actually provided;

  c)
  insurance of property and other assets provided as guarantees, by a primary insurance company, until full repayment of the loan and payment on all sums owing, for the value and against the risks specified by the Bank, the policies to be made out in favour of the Bank;

  d)
  no change in the use of assets and no removal of assets comprising guarantees, without the written authorization of the Bank;

  e)
  exclusion of concurrence as specified in article 1205 of the Civil Code, in the case of payment by any party, giving rise to partial, legal or conventional subrogate, as specified in article 1201 and subsequent article of the Civil Code;

  f)
  liability for all taxation: of whatever nature, present and future, which may be applicable to the Bank in relation to the loan, even where made severe;

  g)
  stipulation of complementary deeds and receipts: or modifications to the loan agreement which the Bank may deem necessary;

  h)
  forfeiting benefits and termination of the agreement: if the Debtor fails to pay one or more instalments for the repayment of capital or the payment of interest, including in the pre-amortization period, and in other cases set out in the specifications, it shall pay any outstanding instalments in their entirety, all remaining capital, interest and default interest as specified in the agreement, and all charges and costs, including legal costs;

  i)
  allocation of payments: firstly to the payment of charges and sundry costs, then the payment of interest and finally to repayment of capital;

  l)
  waiving exceptions and disputes: under any jurisdiction and in any Court, in relation tot eh loan agreement, until all sums owing under the agreement have been paid to the Bank;

  m)
  proof by accounting records: for the purposes of enforcing the debt, under any jurisdiction and before any Court;

  n)
  prior repayment: or prior partial repayment of the loan, only after notice of 90 days before the original termination date, which shall coincide with a due date for one instalment, after payment of the sums owing for prior repayment.

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  Exhibit 10.7